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                               ASSET PURCHASE AGREEMENT

                                    by and between

                                  REHABILICARE INC.

                                         and

                               HENLEY HEALTHCARE, INC.

                                   August 6, 1998

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

                                  TABLE OF CONTENTS

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
                                      ARTICLE I

                    TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

1.01      Transfer of Assets . . . . . . . . . . . . . . . . . . . . . . .     1
1.02      Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . .     3
1.03      Assumption of Liabilities  . . . . . . . . . . . . . . . . . . .     3
1.04      Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . .     3

                                      ARTICLE II

                                    PURCHASE PRICE

2.01      Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
2.02      Manner of Payment  . . . . . . . . . . . . . . . . . . . . . . .     3
2.03      Allocation of Purchase Price . . . . . . . . . . . . . . . . . .     4

                                     ARTICLE III

                                       CLOSING

3.01      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
3.02      General Procedure  . . . . . . . . . . . . . . . . . . . . . . .     4

                                      ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF SELLER

4.01      Incorporation and Corporate Power  . . . . . . . . . . . . . . .     4
4.02      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .     5
4.03      Execution, Delivery; Valid and Binding Agreement . . . . . . . .     5
4.04      Authority; No Breach . . . . . . . . . . . . . . . . . . . . . .     5
4.05      Governmental Authorities; Consents . . . . . . . . . . . . . . .     5
4.06      Financial Statements . . . . . . . . . . . . . . . . . . . . . .     5
4.07      Absence of Undisclosed Liabilities . . . . . . . . . . . . . . .     5
4.08      No Material Adverse Changes  . . . . . . . . . . . . . . . . . .     6
4.09      Absence of Certain Developments  . . . . . . . . . . . . . . . .     6
4.10      Title to Properties  . . . . . . . . . . . . . . . . . . . . . .     6
4.11      Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . .     7
4.12      Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
4.13      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .     8
4.14      Contracts and Commitments  . . . . . . . . . . . . . . . . . . .     8
4.15      Intellectual Property Rights . . . . . . . . . . . . . . . . . .     9
4.16      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
4.17      Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .    10


                                        - i -

4.18      Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
4.19      Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . .    10
4.20      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
4.21      Affiliate Transactions . . . . . . . . . . . . . . . . . . . . .    11
4.22      Customers and Suppliers  . . . . . . . . . . . . . . . . . . . .    11
4.23      Compliance with Laws; Permits  . . . . . . . . . . . . . . . . .    12
4.24      Environmental Matters  . . . . . . . . . . . . . . . . . . . . .    12
4.25      Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
4.26      Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

                                      ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF BUYER

5.01      Incorporation and Corporate Power  . . . . . . . . . . . . . . .    13
5.02      Execution, Delivery; Valid and Binding Agreement . . . . . . . .    13
5.03      No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
5.04      Governmental Authorities; Consents . . . . . . . . . . . . . . .    13
5.05      Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

                                      ARTICLE VI

                                 COVENANTS OF SELLER

6.01      Conduct of the Business  . . . . . . . . . . . . . . . . . . . .    14
6.02      Access to Books and Records  . . . . . . . . . . . . . . . . . .    15
6.03      Regulatory Filings . . . . . . . . . . . . . . . . . . . . . . .    15
6.04      Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
6.05      No Negotiations, etc.  . . . . . . . . . . . . . . . . . . . . .    16
6.06      Business Employees . . . . . . . . . . . . . . . . . . . . . . .    16
6.07      Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
6.08      Services and Premises Agreement  . . . . . . . . . . . . . . . .    17

                                     ARTICLE VII

                                  COVENANTS OF BUYER

7.01      Regulatory Filings . . . . . . . . . . . . . . . . . . . . . . .    17
7.02      Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

                                     ARTICLE VIII

                                CONDITIONS TO CLOSING

8.01      Conditions to Buyer's Obligations  . . . . . . . . . . . . . . .    18
8.02      Conditions to Seller's Obligations . . . . . . . . . . . . . . .    19

                                      ARTICLE IX

                                     TERMINATION


                                        - ii -

9.01      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . .    20
9.02      Effect of Termination  . . . . . . . . . . . . . . . . . . . . .    21

                                      ARTICLE X

                               ADDITIONAL AGREEMENTS

10.01     Consulting Services  . . . . . . . . . . . . . . . . . . . . . .    21
10.02     Old Receivables  . . . . . . . . . . . . . . . . . . . . . . . .    21
10.03     Noncompetition Covenant  . . . . . . . . . . . . . . . . . . . .    21

                                     ARTICLE XI

                              SURVIVAL; INDEMNIFICATION

11.01     Survival of Representations and Warranties . . . . . . . . . . .    22
11.02     Indemnification by Seller  . . . . . . . . . . . . . . . . . . .    22
11.03     Indemnification by Buyer . . . . . . . . . . . . . . . . . . . .    23
11.04     Method of Asserting Claims . . . . . . . . . . . . . . . . . . .    23

                                     ARTICLE XII

                                    MISCELLANEOUS

12.01     Press Releases and Announcements . . . . . . . . . . . . . . . .    24
12.02     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
12.03     Further Assurances . . . . . . . . . . . . . . . . . . . . . . .    25
12.04     Cooperation and Exchange of Information. . . . . . . . . . . . .    25
12.05     Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . .    25
12.06     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
12.07     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
12.08     Severability . . . . . . . . . . . . . . . . . . . . . . . . . .    26
12.09     Complete Agreement . . . . . . . . . . . . . . . . . . . . . . .    26
12.10     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .    26
12.11     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . .    26

EXHIBIT A      Assumed Liabilities
EXHIBIT B      Assumed Contracts
EXHIBIT C      Allocation of Purchase Price
EXHIBIT D      Bill of Sale
EXHIBIT E      Assignment and Assumption Agreement
EXHIBIT F      Facilities and Services Agreement
EXHIBIT G      Seller Officer Certificate
EXHIBIT H      Buyer Officer Certificate
EXHIBIT I      Seller Distributors

Schedule 1.01(a)    Equipment, Machinery, Furniture Fixtures and Equipment
Schedule 1.01(b)    Inventory
Schedule 1.01(e)    Contracts
Schedule 1.01(f)    Intellectual Property
Schedule 4.10       Leases
Schedule 4.17       Warranties
Schedule 4.18       Employees
Schedule 4.19       Benefit Plans
Schedule 4.20       Insurance
Schedule 4.22       Customers and Suppliers

                               ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of August 6, 1998, is made and entered into by and between Rehabilicare Inc., a Minnesota corporation ("Buyer"), and Henley Healthcare, Inc., a Texas corporation ("Seller").

          WHEREAS, Seller is engaged in the business of manufacturing, licensing and distributing diversified products and services in the pain management industry;

          WHEREAS, as part of its business, Seller markets and sells to patients of various providers, and to Kaiser Permanente, through its Homecare business unit, electrotherapy pain management and wound care products for home use, including, without limitation, nerve and muscle stimulators, portable electrotherapy units, transcutaneous nerve stimulation units and drug delivery gels and pads (such products being hereafter referred to as the "Products" and the business of marketing and selling the Products, including the Kaiser Business (as defined below), but not including the Current WholeSale Business (as defined below), being hereafter referred to as the "Business");

          WHEREAS, as part of the Business, Seller sells the Products to Kaiser Permanente and its affiliates, patients and physicians (the "Kaiser Business");

          WHEREAS, Seller also distributes the Products through sale to the distributors and dealers (such sales of the Products to such distributors, but not including the Kaiser Business, being hereafter referred to as the "Current Wholesale Business") and manufactures, licenses, markets and distributes products that are not electrotherapy products to other markets, including distribution of other products for third-party billing through its AMC division (the distribution and sale through the Current Wholesale Business, together with the manufacture, distribution and sale of such other products, being hereafter referred to as the "Excluded Business");

          WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets and certain liabilities of Seller that are currently being used by Seller in the conduct of the Business.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Seller hereby agree as follows:

                                     ARTICLE I

                   TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

          1.01 TRANSFER OF ASSETS. On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing (as defined in Section
3.01 hereof), sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest, as of the Closing Date (as defined in Section 3.01 hereof), in and to all of the assets set forth below (collectively, the "Assets"):

          (a) The equipment, machinery, vehicles, furniture, fixtures, furnishings and leasehold improvements owned by Seller and used by Seller in the operation of the Business, which are identified in Schedule 1.01(a) hereto;

          (b) Seller's inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in connection with the Business, including, without limitation, those inventories described in Schedule 1.01(b) hereto;

          (c) Seller's interest in all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used in connection with the Business;

          (d) Seller's interest in the licenses, contracts or agreements with respect to the Business which are listed in Schedule 1.01(d);

          (e) All unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by Seller in connection with the Business in the ordinary course of business to the extent assignable;

          (f) Seller's documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Seller and used in connection with the Business, whether such properties are located on Seller's business premises or on the business premises of Seller's suppliers or customers,including all software programs used in or developed for support of the Business, and Seller's rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, trade secrets, and other intellectual property rights owned by, licensed to or otherwise controlled by Seller or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned all of which are listed in Schedule 1.01(f);

          (g) All of Seller's books, records and other documents and information relating to the Assets or the Business, including, without limitation, all customer, and prospect lists, customer identities, customer requirements and customer specifications, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee payroll and personnel records, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures;

          (h) All accounts or notes receivable (excluding intra-company accounts) owing to Seller that relate to the Business, as reflected in electronic records delivered, or made available to Buyer, at the facilities of Seller on the Closing Date and as reflected in the Closing Date Trial Balance delivered to Buyer at Closing;

          (i) The current telephone listings of the Business and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of the Business, to the extent they are assignable;

          (j) All permits, licenses and other governmental approvals held by Seller with respect to the Business, to the extent they are assignable;

          (k) All insurance policies of Seller obtained in connection with the Business and all rights of Seller (including rights to receive dividends) under or arising out of such insurance policies, to the extent they are assignable;

          (l) Goodwill, all related tangibles and intangibles which Seller uses in the conduct of the Business and all rights to continue to use the Assets in the conduct of a going business.

The parties hereto expressly agree that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Assets, except for those liabilities and obligations specifically assumed by Buyer in Section 1.03 hereof.

          1.02 EXCLUDED ASSETS. Notwithstanding the terms of Section 1.01, the following assets shall be retained by Seller and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Assets:

          (a)   All bank accounts of Seller;

          (b) All corporate certificates of authority and corporate minute books and the corporate stock record or register of Seller;

          (c) Such licenses, permits or other certificates of authority which, by their terms, are nonassignable, all of which are identified in the Disclosure Schedule under the caption referencing Section 4.14 or Section
     4.24 as being retained by the Seller; and

          (d)   All assets not used in connection with the Business

          1.03 ASSUMPTION OF LIABILITIES. Buyer shall assume, pay, perform in accordance with their terms or otherwise satisfy, as of the Closing Date:

          (a)   The liabilities of Seller set forth in Exhibit A hereto; and

          (b) Seller's obligations under the leases, agreements, contracts, arrangements and licenses described in Exhibit B hereto.

          1.04 EXCLUDED LIABILITIES. Other than as set forth above in Section 1.03, Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise. Seller shall be responsible for all of the liabilities, obligations and undertakings of Seller not assumed by Buyer pursuant to Section 1.03 hereof.

                                     ARTICLE II

                                   PURCHASE PRICE

          2.01 AMOUNT. The total purchase price (the "Purchase Price") for the Assets shall be Three Million, Six Hundred and Fifty Thousand Dollars ($3,650,000), plus the value of the liabilities and obligations of Seller to be assumed by Buyer pursuant to Section 1.03 and plus the cost of any inventory related to the Kaiser Business hereafter purchased by Buyer. Buyer shall not, in any event, be required to pay for the inventory associated with the Kaiser Business unless and until it has been provided with a list of such inventory, has had a reasonable opportunity to inspect such inventory, and has found such inventory acceptable.

          2.02 MANNER OF PAYMENT. Buyer shall pay the cash portion of the Purchase Price for the Assets to Seller on the Closing Date by wire transfer to Seller's account at Comerica Bank--Texas, 6260 East Mockingbird, 2nd floor, Dallas Texas 7541214 for credit to Henley Healthcare, ABA # 111000753 (account # 188-0444524).

          2.03 ALLOCATION OF PURCHASE PRICE. The Buyer and Seller have allocated the Purchase Price among the Assets as set forth on Exhibit C, which exhibit shall be updated as of the Closing Date in such a manner as determined by Buyer subject to Seller's consent (which shall not be unreasonably withheld), after taking into account the applicable Treasury Regulations and the fair market value of such items. Buyer shall prepare for filing all Returns (as defined in Section 4.13(a)) that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation. Seller shall provide information that may be required by Buyer for the purpose of preparing such Returns, execute and file such Returns as requested by Buyer and file all other returns and tax information on a basis that is consistent with such Returns prepared by Buyer.

                                    ARTICLE III

                                      CLOSING

          3.01 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney, 220 South Sixth Street, Minneapolis, Minnesota at 12:00 p.m. on the date of this Agreement or at such other place and on such other date as is mutually agreeable to Buyer and Seller. The date on which the Closing occurs is referred to herein as the "Closing Date," and the Closing shall be deemed effective as of 8:00 a.m., Minneapolis time, on the Closing Date.

          3.02 GENERAL PROCEDURE. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets shall be effected by Seller's execution and delivery to Buyer of a bill of sale substantially in the form attached hereto as Exhibit D (the "Bill of Sale") and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets to Buyer, and the assignment and assumption of Seller's Liabilities to Buyer shall be effected by Seller's and Buyer's execution of an assignment and assumption agreement substantially in the form attached hereto as Exhibit E (the "Assignment and Assumption Agreement").


                                     ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV under captions referencing the Sections to which such exceptions apply):

          4.01 INCORPORATION AND CORPORATE POWER. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted and to own, lease and operate the Assets.
Seller is qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified would have a material adverse effect on the financial or operating condition of the Business.

          4.02 SUBSIDIARIES. The Assets do not include any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

          4.03 EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller, and no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

          4.04 AUTHORITY; NO BREACH. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Assets are bound or affected (other than consents required under Section 8.01(d) hereof, which Seller undertakes to obtain prior to the Closing Date), or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Assets are subject.

          4.05 GOVERNMENTAL AUTHORITIES; CONSENTS. The Seller is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement.

          4.06  FINANCIAL STATEMENTS.   Seller has delivered to Buyer copies of
(a) the unaudited balance sheet, as of June 30, 1998, of the Business (the "Latest Balance Sheet") and the unaudited statements of earnings of the Business for the six-month period ended June 30, 1998 (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements") and
(b) the unaudited balance sheets, as of December 31, 1997 of the Business and the unaudited statements of earnings of the Business for the twelve-month period ended December 31, 1997 (collectively, the "Annual Financial Statements"). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of Seller and fairly present the financial condition of the Business as of the dates thereof and results of operations for the periods referred to therein.

          4.07 ABSENCE OF UNDISCLOSED LIABILITIES. With respect to the Assets or the operations of the Business, Seller has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) as reflected in the Latest Balance Sheet, or (ii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

          4.08 NO MATERIAL ADVERSE CHANGES. Since the date of the Latest Balance Sheet (the "Balance Sheet Date"), there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of Seller.

          4.09 ABSENCE OF CERTAIN DEVELOPMENTS. Since the Balance Sheet Date, Seller has not, in each case, with respect to the Business:

          (a) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of the Assets except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, or (iii) liens in respect of pledges or deposits under workers' compensation laws;

          (b) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets of the Business or canceled any debts or claims, in each case, except in the ordinary course of business;

          (c) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets used in or held for use in the Business;

          (d) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

          (e) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "insider" (as defined in Section 4.21 hereof) other than transactions contemplated by this Agreement;

          (f) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it in connection with the Business, whether or not covered by insurance;

          (g) made or granted any bonus or any wage, salary or compensation increase to any employee or consultant of the Business, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

          4.10  TITLE TO PROPERTIES.

          (a) Seller does not own any real property used in connection with the Business. The real property leases (the "Leases") described under the caption referencing this Section 4.10 in the Disclosure Schedule constitute all of the real property used or occupied by Seller in connection with the Business (the "Real Property").

          (b) The Leases are in full force and effect, and Seller holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Disclosure Schedule. Seller has delivered to Buyer complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Seller is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the best knowledge of Seller, is any other party to any of the Leases in default.

          (c) Seller owns good and indefeasible title to the Assets, including each of the tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for
(i) liens for current taxes not yet due and payable, (ii) the properties subject to the Leases, (iii) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (iv) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (v) liens in respect of pledges or deposits under workers' compensation laws, all of which liens aggregate less than $1,000.

          (d) Schedule 1.01(a) sets forth a description of all the Assets which constitute equipment, machinery, motor vehicles, furniture, fixtures, furnishings and leasehold improvements. All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business, including those set forth in Schedule 1.01(a), are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets. Seller owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business.

          4.11 ACCOUNTS RECEIVABLE. The accounts receivable of the Business reflected on the Latest Balance Sheet (the "Latest Balance Sheet Trial Balance") and any additional accounts receivable accrued since the Balance Sheet Date, each to the extent less than 360 days old (the "Current Year Receivables") are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on the Latest Balance Sheet.

          4.12 INVENTORY. Seller's inventory of raw materials, work in process and finished goods relating to the Business consists of items of a quality and quantity usable and, with respect to finished goods only, salable at the Seller's normal profit levels, in each case, in the ordinary course of the business. As of the date of the Latest Balance Sheet, the values at which such inventory is carried on the Latest Balance Sheet are in accordance with generally accepted accounting principles. Schedule 1.01(b) is (i) a true and correct list as of July 31, 1998 of the inventories of the portion of the Business operated from Akron, Ohio (the "Ohio Inventories"), and (ii) a true and correct list of the inventories of portion of the Business (operated as "Texas T.E.N.S") operated from Houston, Texas as of January 12, 1998 (the "Texas Inventories"). There has not been any increase or decrease in the Ohio Inventories since July 31, 1998, or in the Texas Inventories since January 12, 1998 except increases resulting from purchase of inventory and decreases resulting from sales of inventory, in each case in the ordinary course of business. There has not, in either case, been any material increase or decrease in the value of the Ohio Inventories or the Texas Inventories since such respective dates. To the extent that Schedule 1.01(b) refers to "Henley Healthcare Inventory by Group," such Schedule is referring to Ohio Inventories and to the extent referred to therein (i) as "on hand," such Ohio Inventories are maintained and on hand at the offices of Seller at 895 Home Avenue, Akron, Ohio and (ii) as "Consgmt," such inventories are maintained at healthcare providers on consignment, (iii) as "rental," such inventory was, as of July 30, 1998, rented to end-users, and (iv) as "trial" such inventory was demonstration or trial inventory. To the extent that Schedule 1.01(b) is referring to "Texas Tens" such inventory represent Texas Inventories and to the extent listed therein (i) as rental and consigned, is located with providers or renters, (ii) as "physical inventory," is located at the Seller's premises in Sugar Land, Texas.

          4.13  TAX MATTERS.

          (a) Each of Seller and any subsidiary, any affiliated, combined or unitary group of which the Company or any subsidiary is or was a member, any "Plans" (as defined in Section 4.19 hereof), as the case may be (each, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (p) below) or required to be filed or sent by it by any taxing authority having jurisdiction;
(ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on its Latest Balance Sheet, in accordance with generally accepted accounting principles, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue

Code of 1986, as amended (the "Code"), or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

          (b) There are no liens for Taxes upon any of the Assets, except for current taxes not yet due and payable.

          (c) Seller represents and warrants that the tangible personal property being transferred in Texas to Buyer pursuant to this Agreement constitutes the entire operating assets of a separate identifiable segment of a business for purposes of Section 151.304(b)(2) of the Texas Tax Code and Section 3.316(d) of Title 34 of the Texas Administrative Code. Therefore, Buyer's acquisition of such tangible personal property (excluding motor vehicles) is exempt from Texas sales and use taxes as an occassional sale pursuant to Section
151.304 of the Texas Code and Section 3.316(d) of the Texas Administrative Code.

          (d) Seller represents and warrants that the tangible personal property being transferred in Ohio to Buyer pursuant to this Agreement is property that was obtained by Seller, through purchase or otherwise, for Seller's own use in Ohio and that was previously subject to Ohio's taxing jurisdiction on its sale or use. Therefore, Buyer's acquisition of such tangible personal property (excluding motor vehicles, is exempt from Ohio sales and use taxes as a casual sale pursuant to Sections 5739.01(L) and 5739.02(B)(8) of the Ohio Code.

          4.14  CONTRACTS AND COMMITMENTS.

          (a) Schedule 1.01(d) lists all agreements, whether oral or written, to which Seller is a party, which are currently in effect, and which relate to the operation of the Business or the Assets, including, without limitation: (i) each contract for the employment of any officer, individual employee or other person on a full-time or consulting basis who performs functions in connection with the Business or relating to severance pay for any such person; (ii) each confidentiality agreement; (iii) each agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Assets; (iv) each lease or agreement relating to the Business under which Seller is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $2,000; (v) each contract or group of related contracts (including purchase orders) with the same party for the purchase of products or services under which the undelivered balance of such products or services of the Business is in excess of $2,000;
(vi) each contract or group of related contracts with the same party for the sale of products or services of the Business under which the undelivered balance of such products or services has a sales price in excess of $2,000; (vii) each contract or group of related contracts relating to the Business with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty and involving more than $2,000; (viii) each contract which prohibits Seller from freely engaging in business anywhere in the world; (ix) each contract for the sale or distribution of any of the products of the Business (including any distributor, sales and original equipment manufacturer contract); (x) each franchise agreement relating to the Business; (xi) each license agreement or agreement providing for the payment or receipt of royalties or other compensation by Seller in connection with the intellectual property rights listed in Schedule 1.01(g); (vii) each contract or commitment for capital expenditures of the Business in excess of $2,000; (xviii) agreement for the sale of any Asset; or (xix) other agreement which is either material to the Business or was not entered into in the ordinary course of business.

          (b) Seller has performed all obligations required to be performed by it in connection with the contracts or commitments contained in Schedule 1.01(d) and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; Seller has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and Seller has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

          (c) Prior to the date of this Agreement, Buyer has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, contained in Schedule 1.01(d), together with all amendments, waivers or other changes thereto.

          4.15  INTELLECTUAL PROPERTY RIGHTS.   Schedule 1.01(f) describes all
rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by Seller in connection with the conduct of the Business or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted. Seller owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth under such caption. Schedule 1.01(g) describes all intellectual property rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. Seller has taken all necessary action to protect the intellectual property rights set forth under such caption. Seller has not received any notice of, nor are there any facts known to Seller which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights listed in the Disclosure Schedule; no claim by any third party contesting the validity of any intellectual property rights listed under such caption has been made, is currently outstanding or, to the best knowledge of the Company, is threatened; Seller has not received any notice of any infringement, misappropriation or violation by Seller of any intellectual property rights of any third parties and Seller has not infringed, misappropriated or otherwise violated any such intellectual property rights; and no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by Seller or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the Business as now conducted.

          4.16 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Seller, threatened against Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no reasonable basis known to Seller for any of the foregoing, in each case that materially effect the Business, or that would or could constitute an encumbrance on the Assets or effect the Seller's ability to consummate the transactions contemplated by this Agreement.

          4.17 WARRANTIES. The Disclosure Schedule summarizes under the caption referencing this Section 4.17 all claims outstanding, pending or, to the best knowledge of Seller, threatened for breach of any warranty relating to any products of the Business sold by Seller prior to the date hereof. The description of Seller's product warranties set forth under the caption referencing this Section 4.17 is correct and complete. The reserves for warranty claims on the Latest Balance Sheet are consistent with Seller's prior practices and are fully adequate to cover all warranty claims made or to be made against any products of the Business sold prior to the date thereof.

          4.18 EMPLOYEES. The Disclosure Schedule, under the caption referencing this Section 4.18, lists, as of the date set forth in the Disclosure Schedule, each employee of Seller who performs functions in connection with the Business (the "Business Employees") and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee. With respect to such employees of Seller who perform functions in connection with the Business: (a) to the best knowledge of Seller, no such employee or group of employees has any plans to terminate his or its employment; (b) Seller has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) Seller has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against Seller nor is Seller aware of any facts that would give rise to such a claim; (e) to the best knowledge of Seller, no employee of Seller is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business; and (f) no employee or former employee of Seller has any claim with respect to any intellectual property rights of Seller set forth under the caption referencing Section 4.18 hereof in the Disclosure Schedule.

          4.19  EMPLOYEE BENEFIT PLANS.

          (a) Except as set forth under the caption referencing Section 4.19 hereof in the Disclosure Schedule, with respect to all employees and former employees of Seller who perform or performed functions in connection with the Business and all dependents and beneficiaries of such employees and former employees: (i) Seller does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) Seller does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code; (iii) Seller does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) Seller does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

          (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans (as defined in Section 3(3) of ERISA) which Seller does maintain or to which it does contribute (collectively, the "Plans") comply in all material respects with the requirements of ERISA and the Code. With respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and
(iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

          (c) Buyer has received true and complete copies of (i) the most recent determination letter, if any, received by Seller from the Internal Revenue Service regarding the Plans which Seller maintains or to which it contributes and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (ii) the most recent financial statements and annual report or return for the Plans; and (iii) the most recently prepared actuarial valuation reports.

          (d) Seller does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. Seller has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. Seller has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth under the caption referencing this Section 4.19 in the Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code.

          (e) Neither Seller nor any of its directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject Seller, Buyer, Buyer's subsidiaries or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

          (f) Seller has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

          4.20 INSURANCE. The Disclosure Schedule, under the caption referencing this Section 4.20, lists and briefly describes each insurance policy maintained by Seller with respect to the Assets and operations of the Business and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. Seller is not in default with respect to its obligations under any of any insurance policies relating to the Assets or the Business.

          4.21 AFFILIATE TRANSACTIONS. No officer, director or employee of Seller or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "insiders"), has any agreement with Seller (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business of Seller (other than ownership of capital stock of Seller). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of the Business or in any person, firm or entity from whom or to whom Seller leases any property used in the Business, or in any other person, firm or entity with whom the Business transacts business of any nature.

          4.22 CUSTOMERS AND SUPPLIERS. The Disclosure Schedule, under the caption referencing this Section 4.22, lists the 10 largest suppliers of Seller relating to the Business for the fiscal year ended December 31, 1997 and for the six-month period ended June 30, 1998 and sets forth opposite the name of each such supplier the approximate percentage of net sales to, or purchases by, the Business attributable to such customer or supplier for each such period. Since the Balance Sheet Date, no supplier listed on the Disclosure Schedule under the caption referencing this Section 4.22 has indicated that it will stop or decrease the rate of business done with Seller except for changes in the ordinary course of Seller's business.

          4.23  COMPLIANCE WITH LAWS; PERMITS.

          (a) Seller and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the Business, the Assets or the Real Property and to which Seller may be subject, and, to Seller's knowledge, no claims have been filed against Seller alleging a violation of any such laws, regulations or other requirements. Seller has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Assets or the Real Property. Seller is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Buyer after it acquires the Assets.

          (b) Seller has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its Business and own and operate Assets (collectively, the "Permits") for which the failure to have such Permits would singly or in the aggregate have a material adverse effect on the Business or the Assets. A true, correct and complete list of all the Permits is set forth under the caption referencing this Section 4.23 in the Disclosure Schedule, with an indication as to whether the Permit is assignable to Buyer. Seller has conducted its business in compliance with all material terms and conditions of the Permits.

          (c) In connection with the Business, Seller has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder Seller in connection with any actual or proposed transaction.

          4.24 ENVIRONMENTAL MATTERS. Seller, with respect to the Business and the Real Property, is in material compliance with all applicable all applicable laws, rules, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment ("Environmental Laws"). Seller has not received notice alleging in any manner that Seller is, or might be potentially responsible for, any release of hazardous materials, or any costs arising under or violation of Environmental Laws with respect to the Business or the Assets. No expenditure will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Business or the Real Property in a manner consistent with the current operation thereof by Seller. Seller, on behalf of itself and its successors and assigns, hereby waives, releases and agrees not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against Buyer under any Environmental Law in connection with the Buyer's purchase, ownership or operation of the Business and the Assets.

          4.25 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

          4.26 DISCLOSURE. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of Seller pursuant to
Article VIII hereof nor the Disclosure Schedule nor any of the financial statements referred to in Section 4.06 hereof, taken as a whole, contain any untrue statement of a material fact regarding Seller or the Business or any of the other matters dealt with in this Article IV relating to Seller or the transactions contemplated by this Agreement. This Agreement, the Exhibits hereto, the documents delivered to Buyer by or on behalf of Seller pursuant to
Article VIII hereof, the Disclosure Schedule and the financial statements referred to in Section 4.06 hereof, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Buyer of which any officer or director of Seller is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the Assets or the Business.


                                     ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller that:

          5.01 INCORPORATION AND CORPORATE POWER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

          5.02 EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

          5.03 NO BREACH. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

          5.04 GOVERNMENTAL AUTHORITIES; CONSENTS. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

          5.05 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

                                     ARTICLE VI

                                COVENANTS OF SELLER

          6.01 CONDUCT OF THE BUSINESS. In connection with the Assets or the Business, Seller agrees to observe each term set forth in this Section 6.01 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

          (a) The Business shall be conducted only in, and Seller shall not take any action except in, the ordinary course of Seller's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Seller's past custom and practice;

          (b) Seller shall not, directly or indirectly, do or permit to occur any of the following insofar as they relate to Business or the Assets: (i) sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of business; (ii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (iv) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days; (v) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (vi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.01(b);

          (c) Seller shall not, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any Business Employee, other than in accordance with contractual obligations in existence on the date of this Agreement;

          (d) Seller shall not cancel or terminate its current insurance policies covering the Assets and the Business, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (e) Seller shall (i) use its best efforts to preserve intact the organization and goodwill of the Business, keep available the services of Seller's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Seller in connection with the Business; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations with respect to the Business; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the properties of the Business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Seller or to Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if Seller shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

          (f) Seller shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of Seller or other matters relating to Taxes of Seller which affect the Assets and pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Buyer;
(iii) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting Seller only upon prior consultation with and consent of Buyer; and (iv) not amend any Return;

          (g) Neither Seller nor any of its Affiliates shall make any election without respect to Taxes, change an annual accounting period, adopt or change any accounting method or file any amended return, report or form, if such election, adoption, change or filing would have the effect of increasing the Tax liability of the Buyer with respect to any period ending after the Closing Date; and

          (h) Seller shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 4.09.

          6.02 ACCESS TO BOOKS AND RECORDS. Between the date hereof and the Closing Date, Seller shall afford to Buyer and its authorized representatives (the "Buyer's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Business, and the work papers of Arthur Andersen LLP, Seller's independent accountants, relating to work done by Arthur Andersen LLP for Seller (insofar as the work relates to the Business or the Assets) for the fiscal year ended December 31, 1997, and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Business and the Assets. In addition, Seller and its officers and directors shall cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Business, as Buyer deems reasonably necessary to complete its due diligence; PROVIDED THAT Buyer agrees not to initiate such contacts without the prior approval of Seller, which approval will not be unreasonably withheld.

          6.03 REGULATORY FILINGS. As promptly as practicable after the execution of this Agreement, Seller shall make or cause to be made all filings and submissions under any laws or regulations applicable to the Business for the consummation of the transactions contemplated herein.

Seller will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

          6.04 CONDITIONS. Seller shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

          6.05 NO NEGOTIATIONS, ETC. Seller shall not directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to the acquisition or purchase of the Business or any of the Assets.

          6.06  BUSINESS EMPLOYEES.

     (a) Seller agrees that Buyer may hire effective as of the Closing Date all of the Business Employees except the two employees covered by the Facilities and Services Agreement. Seller agrees to cooperate with Buyer in providing notice of termination to such Business Employees as of the Closing Date.

     (b) All Employees who accept employment with Buyer as of the Closing Date shall be eligible to participate in the employee benefit plans and other fringe benefits of Buyer on the same basis as such plans and benefits are offered to employees of Buyer with comparable positions with Buyer. For purposes of this Section, "employee benefit plans and other fringe benefits," includes, without limitation, health insurance benefits, disability, life and accident insurance, sickness benefits, and vacation. All eligibility waiting periods and pre-existing condition exclusions shall be waived under Buyer's employee benefit plans with respect to such Business Employees and their dependents to the extent they had been waived or satisfied under similar plans of the Seller immediately prior to the Closing Date. Notwithstanding anything in this Section 6.06(b) or elsewhere in this Section 6.06, Buyer shall not be obligated to provide an Employee with any pension, medical, vacation or other benefits that are not currently provided by Buyer to its existing employees or with any benefits that exceed the level of benefits provided by Buyer to its existing employees.

     (c) Seller shall be responsible for payments for accrued vacation not taken by a Business Employee prior to the Closing Date and for all earned incentive compensation including bonuses, if any, with respect to service completed prior to the Closing Date. Seller shall offer Employees who accept positions with Buyer the option to receive cash or to transfer to Buyer their accrued vacation days or fractions thereof earned but unused while employed by Seller. In the event any Employee elects to receive cash upon employment by Buyer, Seller shall make a cash payment to such Employee within 10 days after the Closing Date. In the event any such Employee elects to have his or her accrued vacation transferred upon employment by Buyer, Buyer shall give such Employee credit after the Closing Date for the same number of vacation days or fractions thereof he or she has accrued with Seller as of the Closing Date. In the event Employees elect to have their accrued vacation carried over to Buyer, Seller shall pay to Buyer within 10 days after the Closing Date an amount equal to the cash value of each such Employee's accrued vacation before payroll deductions. In subsequent calendar years, Employees will be eligible to earn vacation according to the schedule specified in Buyer's vacation policy.

     (d) Seller shall retain the responsibility for payment of all medical, dental, health and disability claims incurred by any Employee on or prior to the Closing Date, and Buyer shall not assume any liability with respect to such claims, including liability for continuing payments after Closing for claims incurred at or prior to the Closing. Buyer agrees to use its best efforts to ensure that any preexisting condition clause in any of Buyer's health or disability insurance coverage shall not be applicable to Employees who accept employment with Buyer. Buyer assumes responsibility for payment of all medical, dental, health and disability claims incurred by Employees in its employ after the Closing Date.

     (e) Seller shall be responsible for providing any Employee whose "qualifying event," within the meaning of Section 4980B(f) of the Code, occurs on or prior to the Closing Date (and such Employee's "qualified beneficiaries" within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by Section 4980B(f) of the Code ("Continuation Coverage") under the terms of the health plan maintained by Seller. Buyer shall be responsible for Continuation Coverage to any Employee who accepts employment with Buyer (and each Employee's qualified beneficiaries) whose qualifying event occurs after the Closing Date to the extent required by law.

          6.07 AGENTS. Immediately after execution of this Agreement, Seller shall notify the sales agents, sales representatives or other persons who sell any products or services offered by the Business on behalf of Seller (collectively, "Agents") of the execution of this Agreement and its intention to assign its rights and obligations under any agreement with such Agents to Buyer. Subject to any existing agreement with the same, and at the direction of Buyer, Seller shall cancel any contract with an Agent who refuses such assignment in accordance with its obligations under Section 10.03. Seller shall cooperate with Buyer in negotiating new arrangements between such agents, distributors and dealers and Buyer.

          6.08 SERVICES AND PREMISES AGREEMENT. Seller shall, at the request of Buyer, obtain the consent of the lessors of the Real Property in Akron, Ohio to the Facilities and Services Agreement set forth in the attached Exhibit F (the "Services Agreement").

                                    ARTICLE VII

                                 COVENANTS OF BUYER

          Buyer covenants and agrees with Seller as follows:

          7.01 REGULATORY FILINGS. As promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate with Seller in exchanging such information, will not make any such filing without providing to Seller a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Seller may request in connection with all of the foregoing.

          7.02 CONDITIONS. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

          7.03 EMPLOYEES. Buyer shall offer employment to substantially all of the Business Employees and shall not dismiss employees so hired during the ninety days after closing to the extent that the number of employees of Seller that have been dismissed by Buyer during such ninety day period, plus the number of Business Employees not offered employment by Buyer, exceeds fifty.


                                     ARTICLE VIII

                                CONDITIONS TO CLOSING

          8.01 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Seller of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

          (b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

          (c) Seller shall have assigned to Buyer the agreements and permits specified in the Disclosure Schedule under the captions referencing Sections
4.14 and 4.23 (except as otherwise noted thereon);

          (d) Seller shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Seller or any license, franchise or permit of or affecting Seller, regardless of whether assigned to Seller pursuant to Section 8.01(c);

          (e) Buyer shall have been successful in obtaining the agreement of such of Seller's Business Employees, sales agents, sales representatives, distributors and dealers to become employees, sales agents, sales representatives, distributors and dealers of Buyer as Buyer reasonably concludes are necessary for the continued operation of the Business.

          (f) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto (collectively, and including the Services Agreement, the "Related Agreements"), or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (g) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.01(f) hereof;

          (h) There shall be no material difference between the Latest Balance Sheet Trial Balance and the Closing Date Trial Balance (as defined in subsection
(k)(vii) below);

          (i) Buyer shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Buyer as of the date of this Agreement regarding the Business or Assets, which is, individually or in the aggregate with other such facts and circumstances, materially adverse to the value of the Assets or the Business, as determined by the Buyer in its reasonable discretion;

          (j) There shall have been no damage, destruction or loss of or to any of the Assets, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Assets or the Business;

          (k) On the Closing Date, Seller shall have delivered to Buyer all of the following:

                (i) the Bill of Sale and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 3.02 hereof;

                (ii)  the Assignment and Assumption Agreement;

                (iii) certificates of the officers of Seller with the best knowledge of the Company or other persons satisfactory to Buyer substantially in the form set forth in Exhibit G attached hereto, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

                (iv) copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above;

                (v) a copy of the text of the resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; along with a certificate executed on behalf of Seller, by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

                (vi)  an executed copy of each of the Related Agreements;

                (vii) a trial balance of accounts receivable of the Business dated as of the close of business on the day before the Closing certified by the Chief Financial Officer of Seller (the "Closing Date Trial Balance"); and

                (ix) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

          8.02 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) The representations and warranties set forth in Article V hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties;

          (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

          (c) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.02(d) hereof;

          (f)  On the Closing Date, Buyer will have delivered to Seller:

                (i) a wire transfer in immediately available funds in the amount of the Purchase Price,

                (ii) a certificate of appropriate officer(s) of Buyer substantially in the form set forth as Exhibit H attached hereto, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied,

                (iii) an executed copy of the Assignment and Assumption Agreement and of each of the Related Agreements, and

                (iv) a copy of the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, along with a certificate executed on behalf of Buyer by its corporate secretary certifying to Seller that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded.

                                     ARTICLE IX

                                    TERMINATION

          9.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a)  by the mutual consent of Buyer and Seller;

          (b) by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

          (c) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by September 30, 1998; PROVIDED THAT, neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this
Section 9.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

          (d) by Buyer if, after the date hereof, there shall have been a material adverse change in the financial condition or business of the Business or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by Buyer.

          9.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 9.01, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, or their respective stockholders, officers, or directors, except that Sections 12.01, 12.02 and 12.10 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

                                      ARTICLE X

                                ADDITIONAL AGREEMENTS

          10.01 CONSULTING SERVICES. Seller shall retain in its employ, and make available to Buyer in accordance with and subject to the terms set forth in the Services Agreement, the services of Leo J. Wood and Barbara Woody (the "Leased Employees") for such proportion of their respective work time as shall be reasonably requested by Buyer. The Leased Employees shall at all times remain employees of Seller and Seller shall be solely responsible for all compensation, benefits, insurance and other expenses related to the Leased Employees.

          10.02 OLD RECEIVABLES. Buyer covenants and agrees to use its best efforts to collect the receivables of the Business outstanding on the Closing Date that are older than 360 days ("Old Receivables"). With respect to any Old Receivable actually collected by Buyer within one year after the Closing Date, Buyer shall pay to Seller, within 30 days of the end of any month in which it receives payment on such Old Receivable, one hundred percent (100%) of the cash amount actually collected, provided, however, that Buyer's aggregate obligation to pay Seller for any Old Receivable so collected shall be limited to $300,000 and Buyer shall retain any and all payments in excess of such amount and any and all payments actually received more than one year after the Closing Date.

          10.03 NONCOMPETITION COVENANT.

          (a) During the three-year period commencing on the Closing Date, Seller shall not directly or indirectly engage in, invest in, finance, own, manage, operate, control or participate in the ownership, management, operation or control of, or be in any way connected with, render services to or assist any business activities that are competitive with the Business as conducted prior to the consummation of the transactions contemplated hereby. Seller understands that Buyer would not have agreed to purchase the Assets without having received this noncompetition covenant from Seller, and Seller acknowledges that it has entered into this noncompetition covenant as a material inducement to Buyer to consummate the transactions contemplated hereby. Notwithstanding this Section 10.03(a), Seller may continue to distribute Products through sales to the distributors and dealers for which it does not have ongoing supply agreements, but not through third party or direct billing, in accordance with the Excluded Business.

          (b) Except as contemplated by Section 6.06, 6.07, and 10.01, during the three-year period commencing on the Closing Date, neither Seller nor Buyer shall, without the written consent of the other party, directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual capacity whatsoever, either for their own benefit or for the benefit of any other person, solicit or cause to be solicited for employment any employee of the other party, or hire any such employee with whom it has had contact in the course of the transaction contemplated by this Agreement. Any such consent granted by the Company is revocable at any time. For purposes of this paragraph, solicitation shall not include solicitation of employees (i) who first solicit employment from the party in question, or (ii) who are solicited

(A) by advertising in periodicals of general circulation, or (B) by an employee search firm on behalf of the party in question, so long as such party did not direct or encourage such firm to solicit such employee or any other employees of the other party. In addition, and without limiting the generality of the foregoing, Seller shall not, without the written consent of Buyer, directly or indirectly, solicit , cause to be solicited or hire any Business Employee (except those Business Employees referenced in the Services Agreement) for a period of three years after the date of this Agreement.

          (c) REMEDIES. Seller acknowledges that it would be difficult to fully compensate the Buyer for damages resulting from any breach by Seller of the provisions of this Section 10.03. Accordingly, in the event of any actual or threatened breach of such provisions, the Buyer shall (in addition to any other remedies which it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages. Seller further acknowledges that this Agreement constitutes a material inducement to the Buyer to complete the purchase of the Assets and Buyer will be relying on the enforceability of this Section 10.03 in completing such acquisition.

                                      ARTICLE XI

                              SURVIVAL; INDEMNIFICATION

          11.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article IV and
Article V hereof shall survive the Closing for a period of two years following the Closing Date.

          11.02 INDEMNIFICATION BY SELLER.  (a) Subject to the limitations of
Section 11.02(b), Seller agrees to indemnify in full Buyer and its officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid prior to the third anniversary of the Closing Date (collectively, "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Seller contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Seller pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement of Seller contained in this Agreement or any of the Related Documents, or (iii) any "Claims" (as defined in Section 11.04(a) hereof) or threatened Claims against Buyer arising out of the actions or inactions of Seller with respect to the Assets or the Business prior to the Closing (collectively, "Buyer Losses").

          (b) Seller shall be liable to Buyer Indemnified Parties for any Buyer Losses only if the aggregate amount of all Buyer Losses exceeds $36,500 (the "Basket Amount"), in which case Seller shall be obligated to indemnify the Buyer Indemnified Parties only for the excess of the aggregate amount of all such Buyer Losses over the Basket Amount; provided, however, that Losses of Buyer resulting from breach of the covenants and warranties contained in sections 6.06(a), 6.06(c), Article X or from liabilities of Seller not expressly assumed by this Agreement shall not be subject to such Basket Amount.

          11.03 INDEMNIFICATION BY BUYER.  (a) Subject to the limitations of
Section 11.03(b), Buyer agrees to indemnify in full the Seller, and its officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement or any of the Related Documents (including, without limitation, any WARN Act liability incurred by Buyer for violation of the covenant contained in section 7.03), or (iii) any Claims or threatened Claims against Seller arising out of the actions or inactions of Buyer with respect to the Assets or the Business after the Closing (collectively, "Seller Losses").

          (b) Buyer shall be liable to the Seller Indemnified Parties for any Seller Losses only if the aggregate amount of all Seller Losses exceeds the Basket Amount, in which case Buyer shall be obligated to indemnify the Seller Indemnified Parties only for the excess of the aggregate amount of all such Seller Losses over the Basket Amount; provided, however, that Losses of Seller resulting from breach of the covenant contained in section 7.03 shall not be subject to such Basket Amount.

          11.04 METHOD OF ASSERTING CLAIMS. As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

          (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; PROVIDED, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

          (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount


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

of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Chief Executive Officers of each of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Executive Officers within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in Kansas City, Missouri by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

          (c) After the Closing, the rights set forth in this Article XI shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents, other than those covenants contained in Article X. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

                                     ARTICLE XII

                                    MISCELLANEOUS

          12.01 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

          12.02 EXPENSES. Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

          12.03 FURTHER ASSURANCES. Seller agrees that, on and after the Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of the Assets and transferring all Permits and environmental permits to Buyer that are transferable.

          12.04 COOPERATION AND EXCHANGE OF INFORMATION. Buyer and Seller shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. The Seller upon written request by the Buyer, will provide to the Buyer such factual information reasonably necessary for filing Tax returns, Tax


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

planning and contesting any Tax audit that the Seller possesses as the Buyer may reasonably request with respect to the Assets (which information the Seller agrees to maintain and preserve for so long as it may be needed by the Buyer).

          12.05 AMENDMENT AND WAIVER. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

          12.06 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

NOTICES TO BUYER:                            WITH A COPY TO:

Mr. David B. Kaysen
Rehabilicare Inc.
1811 Old Highway 8
New Brighton, MN 55112

                                             Dorsey & Whitney LLP
                                             220 South Sixth Street
                                             Minneapolis, Minnesota 55402
                                             Attention: Thomas Martin
                                             Fax:  (612) 340-8738

NOTICES TO SELLER:

Mr. Michael M. Barbour
Henley Healthcare, Inc.
120 Industrial Boulevard
Sugar Land, TX  77478

                                             WITH A COPY TO:

Porter & Hedges, L.L.P.
700 Lousiana
Houston, TX 77002
Attention: Robert G. Reedy
Fax: (713) 226-0274

          12.07 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

          12.08 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this


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

Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          12.09 COMPLETE AGREEMENT. This Agreement and the Related Agreements and the Exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

          12.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

          12.11 GOVERNING LAW. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   REHABILICARE INC.

                                   By
                                     -------------------------------------------
                                     Its
                                        ----------------------------------------

                                   HENLEY HEALTHCARE, INC.

                                   By
                                     -------------------------------------------
                                     Its
                                        ----------------------------------------


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